CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$30,774,165.00	$2,194.20

Pricing Supplement To the Prospectus Supplement dated March 25, 2009 and Prospectus dated March 25, 2009	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-158199-10 January 14, 2010

$30,774,165 (2,635,000 Units) 10.00% per annum Equity Linked Notes due January 22, 2011 Linked to the Common Stock of Ford Motor Company

General

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The securities are designed for investors who seek a higher interest rate than the current dividend yield on the Reference Shares or the yield on a conventional debt security with the same maturity issued by us or an issuer with a comparable credit rating. Investors will not have the opportunity to participate in any appreciation of the Reference Shares unless the Final Share Price is greater than or equal to the Call Strike Price. Investors should be willing to lose up to $3.555 per $11.679 Unit of securities if the Final Share Price is less than or equal to the Lower Put Strike Price and to accept the risks of owning equities in general and the common stock of Ford Motor Company, in particular. Any payment you will be entitled to receive at maturity is subject to our ability to pay our obligations as they become due.

•	Senior unsecured obligations of Credit Suisse AG, acting through its Nassau Branch, maturing January 22, 2011†.

•	The offering price per Unit of securities is $11.679. The aggregate number of Units is 2,635,000.

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The securities priced on January 14, 2010 (the “Trade Date”) and are expected to settle on January 22, 2010 (the “Issue Date”). Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

Key Terms

Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau Branch
Reference Shares:
The common stock, par value $0.01 per share, of Ford Motor Company (Bloomberg ticker symbol: F). We refer to Ford Motor Company as the “Reference Share Issuer.” For more information on the Reference Shares, see “The Reference Shares” herein.

Interest Rate:	10.00% per annum, paid monthly and calculated on a 30/360 basis.
Interest Payment Dates:	Interest will be paid monthly commencing on February 22, 2010 and ending on the Maturity Date, subject to the modified following business day convention.
Record Date:	15 calendar days prior to the applicable Interest Payment Date.
Redemption Amount:	At maturity, you will be entitled to receive a Redemption Amount per Unit based on the performance of the Reference Shares, calculated as set forth below.
• If the Final Share Price is less than or equal to the Lower Put Strike Price, the Redemption Amount per Unit will equal the product of the Downside Participation and the Lower Put Strike Price.
•
If the Final Share Price is greater than the Lower Put Strike Price and less than the Upper Put Strike Price, the Redemption Amount per Unit will equal the product of the Downside Participation and the Final Share Price.

• If the Final Share Price is greater than or equal to the Upper Put Strike Price and less than the Call Strike Price, the Redemption Amount per Unit will equal the Principal Amount per Unit.
•
If the Final Share Price is greater than or equal to the Call Strike Price, the Redemption Amount per Unit will equal the sum of (a) the Upside Participation multiplied by the difference between the Final Share Price and the Call Strike Price and (b) the Principal Amount per Unit.

If the Final Share Price is less than the Upper Put Strike Price, you will receives less than your principal amount at maturity and you could lose up to $3.555 per $11.679 Unit of securities.

The Issuer has the option to elect to either pay the Redemption Amount in cash at maturity or to deliver a number of the Reference Shares per Unit equal to the Redemption Amount divided by the Final Share Price. Any fractional share amounts will be paid in cash. The Redemption Amount will be determined on the Valuation Date and will not be adjusted for any changes in the closing price of the Reference Shares that may occur between the Valuation Date and the Maturity Date.

Principal Amount per Unit:	$11.679
Initial Share Price:	$11.679
Final Share Price:
The closing price of the Reference Shares on the Valuation Date, subject to ordinary dividend adjustments (see “Description of the Securities – Ordinary Dividend Adjustments” herein) and to anti-dilution adjustments (see “Description of the Securities – Anti-dilution Adjustments” herein).

Lower Put Strike Price:	$9.343 (80% of the Initial Share Price)
Upper Put Strike Price:	$13.431 (115% of the Initial Share Price)
Call Strike Price:	$15.650 (134% of the Initial Share Price)
Downside Participation:	86.957%
Upside Participation:	65.00%
Adjustment for Ordinary Dividend:	The Final Share Price will be adjusted to reflect any ordinary dividend on the Reference Shares (see “Ordinary Dividend Adjustments” herein).
Valuation Date†:	January 19, 2011
Maturity Date†:	January 22, 2011
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	22542D860

†  Subject to postponement in the event of a market disruption event as described herein under “Market Disruption Events.”

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 6 of this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Issuer
Per security	$11.679	$0.00	$11.679
Total	$30,774,165.00	$0.00	$30,774,165.00

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse

January 14, 2010

Additional Terms Specific to the Securities

You should read this pricing supplement together with the prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus supplement dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003093/a2191799z424b2.htm

•	Prospectus dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003289/a2191966z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contain the terms of the securities and supersede all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in this pricing supplement, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

Credit Suisse has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. You should read the prospectus in that registration statement and the other documents relating to this offering that Credit Suisse has filed with the SEC for more complete information about Credit Suisse and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in this offering will arrange to send you the pricing supplement, prospectus supplement and prospectus if you so request by calling 1-800-221-1037.

Hypothetical Redemption Amounts at Maturity for each $11.679 Unit of Securities

The table below illustrates the hypothetical Redemption Amounts at maturity for a $11.679 Unit of securities for a hypothetical range of performance of the Reference Shares from +100% to −100%. The hypothetical Redemption Amounts set forth below reflect the Initial Share Price of $11.679, the Lower Put Strike Price of $9.343, the Upper Put Strike Price of $13.431, the Call Strike Price of $15.650, the Downside Participation of 86.957% and the Upside Participation of 65%. The “Total Return” as used in the following table reflects the difference between the Redemption Amount per Unit and the Principal Amount per Unit of $11.679, expressed as a percentage of such Principal Amount, but does not include interest payments. The hypothetical Redemption Amounts and Total Returns set forth below are for illustrative purposes only.  The actual Redemption Amount applicable to a purchaser of the securities will be determined on the Valuation Date. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Share Price	Percentage Change in Price of the Reference Shares	Redemption Amount*	Total Return
$23.358	100.00%	$16.689	42.90%
$22.190	90.00%	$15.930	36.40%
$21.022	80.00%	$15.171	29.90%
$19.854	70.00%	$14.412	23.40%
$18.686	60.00%	$13.653	16.90%
$17.519	50.00%	$12.894	10.40%
$16.351	40.00%	$12.134	3.90%
$15.650	34.00%	$11.679	0.00%
$15.183	30.00%	$11.679	0.00%
$14.015	20.00%	$11.679	0.00%
$13.431	15.00%	$11.679	0.00%
$12.847	10.00%	$11.171	-4.35%
$12.263	5.00%	$10.663	-8.70%
$11.679	0.00%	$10.156	-13.04%
$11.095	-5.00%	$9.648	-17.39%
$10.511	-10.00%	$9.140	-21.74%
$9.927	-15.00%	$8.632	-26.09%
$9.343	-20.00%	$8.124	-30.43%
$8.175	-30.00%	$8.124	-30.43%
$7.007	-40.00%	$8.124	-30.43%
$5.840	-50.00%	$8.124	-30.43%
$4.672	-60.00%	$8.124	-30.43%
$3.504	-70.00%	$8.124	-30.43%
$2.336	-80.00%	$8.124	-30.43%
$1.168	-90.00%	$8.124	-30.43%
$0.000	-100.00%	$8.124	-30.43%

*
The Redemption Amount will be paid in cash or, at our election, in Reference Shares. Any fractional share amounts will be paid in cash.  In addition to the Redemption Amount, you will be entitled to receive at maturity any accrued and unpaid interest in cash.

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the Redemption Amounts set forth in the table above are calculated.

Example 1: The Final Share Price is $5.840, a decrease of 50% from the Initial Share Price. The determination of the Redemption Amount when the Final Share Price is less than or equal to the Lower Put Strike Price is as follows:

Redemption Amount = Downside Participation × Lower Put Strike Price
Redemption Amount = 86.957% × $9.343
Redemption Amount = $8.124

In this example, at maturity you would be entitled to receive a Redemption Amount equal to $8.124 per $11.679 Unit of securities based on a return linked to the decline in the price of the Reference Shares.

Example 2: The Final Share Price is $10.511, a decrease of 10% from the Initial Share Price. The determination of the Redemption Amount when the Final Share Price is greater than the Lower Put Strike Price and less than the Upper Put Strike Price is as follows:

Redemption Amount = Downside Participation × Final Share Price
Redemption Amount = 86.957% × $10.511
Redemption Amount = $9.140

In this example, at maturity you would be entitled to receive a Redemption Amount equal to $9.140 per $11.679 Unit of securities based on a return linked to the decline in the price of the Reference Shares.

Example 3: The Final Share Price is equal to the Initial Share Price of $11.679. The determination of the Redemption Amount when the Final Share Price is equal to the Initial Share Price and therefore greater than the Lower Put Strike Price and less than the Upper Put Strike Price is as follows:

Redemption Amount = Downside Participation × Final Share Price
Redemption Amount = 86.957% × $11.679
Redemption Amount = $10.156

In this example, at maturity you would be entitled to receive a Redemption Amount equal to $10.156 per $11.679 Unit of securities, an amount less than your principal amount, even though the Final Share Price is equal to the Initial Share Price.

Example 4: The Final Share Price is $12.263, an increase of 5% from the Initial Share Price. The determination of the Redemption Amount when the Final Share Price is greater than the Lower Put Strike Price and less than the Upper Put Strike Price is as follows:

Redemption Amount = Downside Participation × Final Share Price
Redemption Amount = 86.957% × $12.263
Redemption Amount = $10.663

In this example, at maturity you would be entitled to receive a Redemption Amount equal to $10.663 per $11.679 Unit of securities, an amount less than your principal amount, even though the Final Share Price is greater than the Initial Share Price.

Example 5: The Final Share Price is $13.431, an increase of 15% from the Initial Share Price. Because the Final Share Price is greater than or equal to the Upper Put Strike Price and less than the Call Strike Price, at maturity you would be entitled receive a Redemption Amount equal to the Principal Amount per Unit, or $11.679 per $11.679 Unit of securities.

Example 6: The Final Share Price is $17.519, an increase of 50% from the Initial Share Price. The determination of the Redemption Amount when the Final Share Price is greater than or equal to the Call Strike Price is as follows:

Redemption Amount = [Upside Participation × (Final Share Price - Call Strike
   Price)] + Principal Amount per Unit
Redemption Amount = [65% × ($17.519 - $15.650)] + $11.679
Redemption Amount = $12.894

In this example, at maturity you would be entitled to receive a Redemption Amount equal to $12.894 per $11.679 Unit of securities based on a return linked to the appreciation in the price of the Reference Shares.

The Reference Shares

All information contained herein on the Reference Shares and on the Reference Share Issuer is derived from publicly available sources and is provided for informational purposes only. According to its publicly available filings with the SEC, Ford Motor Company is a producer of cars and trucks. Ford Motor Company operates in two sectors: automotive and financial services. The automotive sector includes the operations of Ford North America, Ford South America, Ford Europe, Volvo, and Ford Asia Pacific Africa segments. The Financial Services sector includes the operations of Ford Motor Credit Company and Other Financial Services. The common stock of Ford Motor Company, par value $0.01 per share, is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Ford Motor Company in this pricing supplement. Information provided to or filed with the SEC by Ford Motor Company, pursuant to the Exchange Act, can be located by reference to SEC file number 001-03950, and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete.

Historical Information

The following graph sets forth the historical performance of the Reference Shares based on the closing price (in U.S. dollars) of the Reference Shares from January 1, 2004 through January 14, 2010. The closing price of the Reference Shares on January 14, 2010 was $11.76. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The historical performance of the Reference Shares should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the Reference Shares during the term of the securities. We cannot give you assurance that the performance of the Reference Shares will result in the return of any of your initial investment beyond $8.124 per Unit of securities.

Risk Factors

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Reference Shares.

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THE SECURITIES ARE NOT PRINCIPAL PROTECTED – An investment in the securities is not principal protected and you may receive less at maturity than you originally invested in the securities. If the Final Share Price does not appreciate from the Initial Share Price by at least 15.00% (to $13.431), your payment at maturity will be less than your initial investment in the securities and you could lose up to $3.555 per $11.679 Unit of securities. Any payment you will be entitled to receive at maturity is subject to our ability to pay our obligations as they become due.

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THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE – Although the return on the securities will be based on the performance of the Reference Shares, the payment of any amount due on the securities is subject to the credit risk of Credit Suisse. Investors are dependant on our ability to pay all amounts due on the securities, and therefore investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

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LIMITED APPRECIATION POTENTIAL – The securities do not provide the ability to participate in the appreciation of the Reference Shares unless the closing price of the Reference Shares has appreciated by at least 34.00% (to $15.650) at maturity. If the Final Share Price is greater than or equal to the Call Strike Price, the Redemption Amount will equal the sum of (a) the Upside Participation multiplied by the difference between the Final Share Price and the Call Strike Price and (b) the Principal Amount per Unit. Because the Upside Participation is 65%, the securities will not reflect the full difference between the Final Share Price and the Call Strike Price. Any payment at maturity is subject to our ability to pay our obligations as they become due.

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THE REDEMPTION AMOUNT WILL BE DETERMINED ON THE VALUATION DATE AND WILL NOT BE ADJUSTED FOR ANY CHANGES IN THE CLOSING PRICE OF THE REFERENCE SHARES THAT MAY OCCUR BETWEEN THE VALUATION DATE AND THE MATURITY DATE – At our election, we may pay the Redemption Amount at maturity in cash or in Reference Shares, with any fractional shares paid in cash. The amount of cash or the number of Reference Shares that you will receive will be determined on the Valuation Date and will not be adjusted for any changes that may occur in the closing price of the Reference Shares between the Valuation Date and the Maturity Date.

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THE FINAL SHARE PRICE MAY BE LESS THAN THE CLOSING LEVEL FOR THE REFERENCE SHARES ON THE MATURITY DATE OR AT OTHER TIMES DURING THE TERM OF THE SECURITIES – The calculation agent will calculate the Redemption Amount using the Final Share Price on the Valuation Date. Because the Final Share Price is calculated based on the closing level of the Reference Shares on the Valuation Date, the closing level of the Reference Shares on the Maturity Date or at other times during the term of the securities, including dates near the Valuation Date, could be higher than the Final Share Price. This difference could be substantial if there is a significant increase in the closing price of the Reference Shares after the Valuation Date, if there is a significant decrease in the closing price of the Reference Shares around the time of the Valuation Date or if there is significant volatility in the closing price of the Reference Shares during the term of the securities (especially on dates near the Valuation Date). For example, since the Valuation Date for the Reference Shares is near the end of the term of the securities, if the closing level for the Reference Shares increases or remains relatively constant during the initial term of the securities and then decreases below the Initial Share Price, the Final Share Price may be significantly less than if it were calculated on a date earlier than the Valuation Date. In this case, you may receive a lower payment at maturity than you would have received if you had invested directly in the Reference Shares.

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LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. There may be little or no secondary market for the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily or at a price advantageous to you. Credit Suisse Securities (USA) LLC (“CSSU”) currently intends to make a market in the securities, although it is not required to do so and may stop making a market at any time. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY – While the payment at maturity will be based on the full principal amount of your securities as described herein, the original issue price of the securities includes each agent’s commission and the estimated cost of hedging our obligations under the securities through one or more of our affiliates. Such agent’s commission includes the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which CSSU will be willing to purchase the securities from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the Maturity Date could result in a substantial loss to you. In addition, any such price may differ from values determined by pricing models used by CSSU as a result of agent commissions or other transaction costs. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

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NO OWNERSHIP RIGHTS IN THE REFERENCE SHARES – As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the Reference Shares. The Final Share Price, however, will be adjusted as described under “Description of the Securities – Ordinary Dividend Adjustments” herein if ordinary dividends are paid on the Reference Shares and as described under “Description of the Securities – Anti-dilution Adjustments” herein if extraordinary dividends are paid on the Reference Shares. In addition, the Reference Share Issuer will not have any obligation to consider your interests as a holder of the securities in taking any corporate action that might affect the value of the Reference Shares and the securities.

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WE HAVE NO AFFILIATION WITH THE REFERENCE SHARE ISSUER – The Reference Share Issuer is not an affiliate of ours and will not be involved in the offering of securities pursuant to this pricing supplement in any way. Consequently, we have no control of the actions of the Reference Share Issuer, including any corporate actions of the type that would require the calculation agent to adjust the payment to you at maturity. The Reference Share Issuer has no obligation to consider your interest as an investor in the securities in taking any corporate actions that might affect the value of your securities. None of the money you pay for the securities will go to the Reference Share Issuer. In addition, as we are not affiliated with the Reference Share Issuer, we do not assume any responsibility for the adequacy of the information about the Reference Shares or the Reference Share Issuer contained in this pricing supplement or in any of the Reference Share Issuer’s publicly available filings. We are not responsible for the Reference Share Issuer’s public disclosure of information or the Reference Shares, whether contained in Securities and Exchange Commission, which we refer to as the SEC, filings or otherwise. As an investor in the securities, you should make your own investigation into the Reference Shares.

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YOU HAVE NO RIGHTS AGAINST THE REFERENCE SHARE ISSUER – You will have no rights against the Reference Share Issuer. The securities are not sponsored, endorsed, sold or promoted by the Reference Share Issuer. The Reference Share Issuer has not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the securities and makes no representation or warranty, express or implied, to you or any member of the public regarding the advisability of investing in securities generally or the securities in particular. The Reference Share Issuer is not responsible for, and has not participated in the determination of, the timing, prices or quantities of the securities to be issued or in the determination or calculation of the equation by which the payment at maturity of the securities is to be determined. The Reference Share Issuer does not have any liability in connection with the administration, marketing or trading of the securities.

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THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE SECURITIES ARE UNCERTAIN – No ruling is being requested from the Internal Revenue Service, or the IRS, with respect to the securities and we cannot assure you that the IRS or any court will agree with the tax treatment described under “Certain United States Federal Income Tax Considerations” in this pricing supplement.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES – In addition to the price of the Reference Shares on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	the expected volatility of the Reference Shares;

o	the time to maturity of the securities;

o	the dividend rate on the Reference Shares;

o	interest and yield rates in the market generally;

o	the occurrence of certain events to the Reference Shares or the Reference Share Issuer that may or may not require an adjustment hereunder;

o
geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Reference Share Issuer or stock markets generally and which may affect the price of the Reference Shares; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

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OUR HEDGING ACTIVITY MAY AFFECT THE VALUE OF THE REFERENCE SHARES AND THEREFORE THE VALUE OF THE SECURITIES – We expect to hedge our obligations under the securities through one or more of our affiliates. This hedging activity will likely involve trading in the Reference Shares or in other instruments, such as options, swaps or futures, based upon the Reference Shares. This hedging activity could affect the value of the Reference Shares and therefore the value of the securities. Assuming no change in market conditions or any other relevant factors, the price, if any, at which CSSU is willing to purchase the securities in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the securities, as well as the projected profit included in the cost of hedging our obligations under the securities. In addition, any such prices may differ from values determined by pricing models used by CSSU, as a result of dealer discounts, mark-ups or other transaction costs. Moreover, this hedging activity may result in us or our affiliates receiving a profit, even if the value of the securities declines.

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HISTORICAL PERFORMANCE OF THE REFERENCE SHARES IS NOT INDICATIVE OF FUTURE PERFORMANCE – The future performance of the Reference Shares cannot be predicted based on historical performance. We cannot guarantee that the price of the Reference Shares will be at a price that would result in a positive return on your overall investment in the securities.

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THERE MAY BE POTENTIAL CONFLICTS OF INTEREST – We, CSSU and/or any other affiliate may from time to time buy or sell the Reference Shares or derivative instruments related to the Reference Shares for our or their own accounts in connection with our or their normal business practices. These transactions could affect the price of the Reference Shares, and thus affect the value of the securities.

In addition, because Credit Suisse International, which is initially acting as the calculation agent for the securities, is an affiliate of ours, potential conflicts of interest may exist between the calculation agent and you, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to you.

Finally, we and our affiliates may, now or in the future, engage in business with the Reference Share Issuer, including providing advisory services. These services could include investment banking and mergers and acquisitions advisory services. These activities could present a conflict of interest between us or our affiliates and you. We or our affiliates may have also published and may in the future publish research reports regarding the Reference Share Issuer. This research is modified periodically without notice and may express opinions or provide recommendations that may affect the market price of the Reference Shares and, consequently, the value of the securities and the Redemption Amount payable at maturity.

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ANTI-DILUTION PROTECTION IS LIMITED – The calculation agent will make anti-dilution adjustments for certain events affecting the Reference Shares. The calculation agent is not required, however, to make such adjustments in response to all actions that could affect the Reference Shares. If such an event occurs and the calculation agent is not required to make an adjustment, the value of the securities may be materially and adversely affected. See “Anti-dilution Adjustments” herein for further information.

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A MARKET DISRUPTION EVENT MAY POSTPONE THE CALCULATION OF THE CLOSING PRICE ON THE VALUATION DATE OR THE MATURITY DATE – If the calculation agent determines that a market disruption event, as defined herein, exists in respect of the Reference Shares on the Valuation Date, then the Valuation Date for the Reference Shares will be postponed to the first succeeding exchange business day, as defined herein, on which the calculation agent determines that no market disruption event exists in respect of the Reference Shares, unless the calculation agent determines that a market disruption event in respect of the Reference Shares exists on each of the five exchange business days immediately following the scheduled Valuation Date. Consequently, the existence of a market disruption event could result in a postponement of the Maturity Date, but no interest or other payment will be payable because of such postponement. For further information, please refer to “Market Disruption Events” herein.

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HOLDINGS OF THE SECURITIES BY OUR AFFILIATES AND FUTURE SALES MAY AFFECT THE VALUE OF THE SECURITIES – Certain of our affiliates may purchase some of the securities for investment. As a result, upon completion of an offering, our affiliates may own up to approximately 15% of the securities offered in that offering. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests. In addition, if a substantial portion of the securities held by our affiliates were to be offered for sale in the secondary market, if any, following such an offering, the value of the securities may fall. The negative effect of such sales on the value of the securities could be pronounced because secondary trading in the securities is limited and illiquid.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES AND ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE PRICE OF THE REFERENCE SHARES OR THE VALUE OF THE SECURITIES – We or our affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, and we may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by us, our affiliates or agents may not be consistent with each other and may be modified from time to time without notice.

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THERE IS NO ASSURANCE THAT AN ACTIVE TRADING MARKET WILL CONTINUE FOR THE REFERENCE SHARES OR THAT THERE WILL BE LIQUIDITY IN THE TRADING MARKET – Although the Reference Shares are listed for trading on the New York Stock Exchange, there is no assurance that an active trading market will continue for the Reference Shares or that there will be liquidity in the trading market. Even if there is an active trading market, there may not be enough liquidity to allow the Reference Shares to trade easily at which point the value of the securities may be adversely affected.

Credit Suisse

Credit Suisse, a corporation established under the laws of, and licensed as a bank in, Switzerland, is a wholly-owned subsidiary of Credit Suisse Group. Credit Suisse’s registered head office is in Zurich, and it has additional executive offices and principal branches located in London, New York, Hong Kong, Singapore and Tokyo. Credit Suisse’s registered head office is located at Paradeplatz 8, CH-8070 Zurich, Switzerland, and its telephone number is 41-44-333-1111.

Credit Suisse may act through any of its branches in connection with the securities as described in this pricing supplement and the accompanying prospectus supplement and prospectus.

Credit Suisse, Nassau branch, was established in Nassau, Bahamas in 1971 and is, among other things, a vehicle for various funding activities of Credit Suisse. The Nassau branch exists as part of Credit Suisse and is not a separate legal entity, although it has independent status for certain tax and regulatory purposes. The Nassau branch is located at Shirley & Charlotte Streets, Bahamas Financial Centre, 4th Floor, P.O. Box N-4928, Nassau, Bahamas, and its telephone number is 242-356-8125.

For further information about our company, we refer you to the accompanying prospectus supplement and prospectus and the documents referred to under “Incorporation by Reference” on page S-9 of the prospectus supplement and “Where You Can Find More Information” on page 2 of the accompanying prospectus.

Use of Proceeds and Hedging

We intend to use the proceeds from this offering for our general corporate purposes, which may include the refinancing of our existing indebtedness outside Switzerland. We may also use some or all of the proceeds from this offering to hedge our obligations under the securities. In addition, we may also invest the proceeds temporarily in short-term securities.

One or more of our affiliates before and following the issuance of any securities may acquire or dispose of positions relating to the Reference Shares or listed or over-the-counter options contracts in, or other derivatives or synthetic instruments related to, the Reference Shares to hedge our obligations under such securities. In the course of pursuing such a hedging strategy, the price at which such positions may be acquired or disposed of may be a factor in determining the prices of the Reference Shares. Although we and our affiliates have no reason to believe that our or their hedging activities will have a material impact on the price of the Reference Shares, there can be no assurance that the prices of the Reference Shares will not be affected.

From time to time after issuance and prior to the maturity of the securities, depending on market conditions (including the prices of the Reference Shares), in connection with hedging certain of the risks associated with the securities, we expect that one or more of our affiliates will increase or decrease their initial hedging positions using dynamic hedging techniques and may take long or short positions in listed or over-the-counter options contracts in, or other derivative or synthetic instruments related to the Reference Shares. In addition, we or one or more of our affiliates may take positions in other types of appropriate financial instruments that may become available in the future. To the extent that we or one or more of our affiliates have a hedge position in the Reference Shares, we or one or more of our affiliates may liquidate a portion of those holdings at or about the time of the maturity of any securities. Depending, among other things, on future market conditions, the aggregate amount and the composition of such positions are likely to vary over time. Our or our affiliates’ hedging activities will not be limited to any particular exchange or market.

The original issue price of the securities will include the commissions paid to CSSU with respect to the securities and the cost of hedging our obligations under the securities. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.

Description of the Securities

Interest

Interest on the securities will accrue from the Issue Date to but excluding the Maturity Date and will be payable monthly on the twenty-second day of each month, commencing on February 22, 2010 and ending on the Maturity Date (each such date, an “Interest Payment Date”), subject to the modified business day convention (meaning that if any Interest Payment Date is not a business day, such Interest Payment Date will be postponed to the first following day that is a business day unless the first following business day is in the next calendar month, in which case such Interest Payment Date will be the first preceding day that is a business day). No additional interest will accrue or be payable as a result of a delayed payment because a scheduled Interest Payment Date is not a business day.

Payment of interest for each Interest Payment Date will be made to the holders of record of the securities at the close of business on the date 15 calendar days prior to each Interest Payment Date, whether or not such fifteenth calendar day is a business day.

Definitions

The following terms used in this pricing supplement have the following definitions:

A “business day” is any day, other than a Saturday, Sunday or a day on which banking institutions in the City of New York, New York are generally authorized or obligated by law or executive order to close.

The “closing price” of any Reference Shares or other securities on any date will be determined by the calculation agent by reference to the closing sale price (or, if no closing sale price is reported, the last reported sale price) of one share of the Reference Shares or such other securities on the principal exchange on which the Reference Shares or such other securities are then traded for such date or, if the calculation agent is unable to determine the closing price by reference to such closing sale price or last reported sale price, the closing price will be determined by the calculation agent in its reasonable discretion.

An “exchange business day” is any day that is (or, but for the occurrence of a market disruption event, would have been) a day on which trading is generally conducted on the exchanges or related exchanges (each as defined below), other than a day on which one or more of the exchanges and related exchanges is scheduled to close prior to its regular weekday closing time. “Exchange” means the principal exchange on which the Reference Shares are traded. “Related exchange” means any exchange on which futures or options contracts relating to the Reference Shares are traded.

A “trading day” is any day, as determined by the calculation agent, on which trading is generally conducted on the relevant exchange for the Reference Shares.

Market Disruption Events

A “market disruption event” is, with respect to the Reference Shares:

(a)
the occurrence or existence of a suspension, absence or material limitation of trading of the Reference Shares on the relevant exchange for the Reference Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such relevant exchange;

(b)
a breakdown or failure in the price and trade reporting systems of the relevant exchange for the Reference Shares as a result of which the reported trading prices for the Reference Shares during the last one-half hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate;

(c)
a suspension, absence or material limitation of trading on the primary exchange or market for trading in futures or options contracts related to the Reference Shares, if available, during the one-half hour period preceding the close of the principal trading session in the applicable exchange or market; or

(d)	a decision to permanently discontinue trading in such related futures or options contracts,

in each case, as determined by the calculation agent in its sole discretion; and a determination by the calculation agent in its sole discretion that any event described above materially interfered with our ability or the ability of any of our affiliates to effect transactions in the Reference Shares or any instrument related to the Reference Shares or to adjust or unwind all or a material portion of any hedge position in the Reference Shares with respect to the securities.

For the purpose of determining whether a market disruption event has occurred:

(a)
a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or the primary exchange or market for trading in futures or options contracts related to the Reference Shares,

(b)
limitations pursuant to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by the NYSE, any other U.S. self-regulatory organization, the SEC or any other relevant authority of scope similar to NYSE Rule 80B as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, and

(c)	a suspension of trading in futures or options contracts on the Reference Shares by the primary exchange or market for trading in such contracts, if available, by reason of:

•	a price change exceeding limits set by such exchange or market,

•	an imbalance of orders relating to such contracts, or

•	a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Reference Shares, as determined by the calculation agent in its sole discretion; and

(d)
a “suspension, absence or material limitation of trading” on the primary exchange or market on which futures or options contracts related to the Reference Shares are traded will not include any time when such exchange or market is itself closed for trading under ordinary circumstances.

If the calculation agent determines that a market disruption event exists in respect of the Reference Shares on the Valuation Date, then the Valuation Date will be postponed to the first succeeding exchange business day on which the calculation agent determines that no market disruption event exists in respect of the Reference Shares, unless the calculation agent determines that a market disruption event in respect of the Reference Shares exists on each of the five exchange business days immediately following the Valuation Date. In that case, (a) the fifth succeeding exchange business day after the scheduled Valuation Date will be deemed to be the Valuation Date, notwithstanding the market disruption event in respect of the Reference Shares, and (b) the calculation agent will determine the closing price for the Valuation Date on that deemed Valuation Date using its good faith estimate of the settlement price that would have prevailed on the applicable exchange but for the suspension or limitation, as of the relevant valuation time on that deemed Valuation Date, of the Reference Shares.

In the event that a market disruption event exists in respect of the Reference Shares on the Valuation Date, the Maturity Date of the securities will be the third business day following the day on which the Final Share Price has been calculated.

Ordinary Dividend Adjustments

For the purposes of calculating the Final Share Price, the closing price of the Reference Shares will be multiplied by the share adjustment factor, which will initially be set to 1.0.  No adjustment to the share adjustment factor will be required unless such adjustment would require an increase or decrease of at least 1% of the share adjustment factor, but any adjustment that would otherwise be required to be made will be carried forward and taken into account in any subsequent adjustment.

Upon making any adjustment to the share adjustment factor, the calculation agent will give notice as soon as practicable to us and The Bank of New York Mellon, as trustee, which will provide notice of such adjustment to the registered holders of the securities in the manner set forth below.

The calculation agent will not be required to make any adjustments to the share adjustment factor after the close of business on the Valuation Date.

No adjustments to the share adjustment factor will be required other than those specified below and as described below under the heading “Anti-dilution Adjustments.” The required adjustments specified in this section and under the heading “Anti-dilution Adjustments” do not cover all events that could affect the closing price of the Reference Shares.

The calculation agent will be solely responsible for the determination and calculation of any adjustments to the share adjustment factor and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any corporate event described in this section or under the heading “Anti-dilution Adjustments,” and its determinations and calculations will be conclusive absent manifest error.

The securities are subject to ordinary dividend adjustments. Such adjustments will be effected by changing the share adjustment factor in the manner specified below and will be in addition to any changes to the share adjustment factor made pursuant to any anti-dilution adjustments as described herein under the heading “Anti-dilution Adjustments.”

If an ordinary dividend is paid on the Reference Shares, then, once the Reference Shares are trading ex-dividend, the share adjustment factor will be adjusted so that the new share adjustment factor will equal the product of (i) the prior share adjustment factor and (ii) a fraction, the numerator of which will be the current market price of the Reference Shares, and the denominator of which will be (x) the current market price of the Reference Shares minus (y) the dividend per share.

“Ordinary dividend” means a cash dividend on the Reference Shares that is not of the type described below under “—Anti-Dilution Adjustments—Dividends, extraordinary cash dividends and other distributions.” The “current market price” is the closing price of the Reference Shares on the ex-dividend date. The “ex-dividend date” is the date the Reference Shares begin trading ex-dividend on the relevant exchange.

Anti-dilution Adjustments

Upon the occurrence of certain corporate events, the share adjustment factor will be adjusted as described below.

Dividends, extraordinary cash dividends and other distributions

In the event that a dividend or other distribution is declared (i) on any class of the Reference Share Issuer’s capital stock (or on the capital stock of any surviving entity or subsequent surviving entity of the Reference Share Issuer (a “reference issuer survivor”)) payable in Reference Shares (or the common stock of any reference issuer survivor) or (ii) on the Reference Shares payable in cash in an amount greater than 10% of the closing price of the Reference Shares on the date fixed for the determination of the shareholders of the Reference Share Issuer entitled to receive such cash dividend (an “extraordinary cash dividend”), then, in each such case, once the Reference Shares are trading ex-dividend, the share adjustment factor will be adjusted to equal the product of the prior share adjustment factor and a fraction, the numerator of which will be the number of Reference Shares (or the common stock of any reference issuer survivor) outstanding on the ex-dividend date plus the number of shares constituting such distribution or, in the case of an extraordinary cash dividend, the number of Reference Shares that could be purchased with the amount of such extraordinary cash dividend at the closing price of the Reference Shares on the ex-dividend date, and the denominator of which will be the number of Reference Shares (or the common stock of any reference issuer survivor) outstanding on the Reference Share Issuer ex-dividend date.

Subdivisions and combinations of the Reference Shares

In the event that the outstanding Reference Shares (or the common stock of any reference issuer survivor) are subdivided into a greater number of shares or combined into a smaller number of shares, then once such subdivision or combination becomes effective, the share adjustment factor will be adjusted to equal the product of the prior share adjustment factor and the number of Reference Shares resulting from such subdivision or combination with respect to one Reference Share.

Reorganization events

Any of the following will constitute a reorganization event: (i) the Reference Shares are reclassified or changed, including, without limitation, as a result of the issuance of any tracking stock by the Reference Share Issuer, (ii) the Reference Share Issuer has been subject to any merger, combination or consolidation and is not the surviving entity, (iii) the Reference Share Issuer completes a statutory exchange of securities with another corporation, (iv) the Reference Share Issuer is liquidated, (v) the Reference Share Issuer issues to all of its shareholders equity securities of an issuer other than the Reference Share Issuer (other than in a transaction described in clause ((i) or (ii) above) (a “spin-off stock”) or (vi) the Reference Shares are the subject of a tender or exchange offer or going private transaction on all of the outstanding shares that is consummated and completed for all or substantially all of such shares, as determined by the calculation agent in its sole discretion. If any reorganization event occurs, in each case as a result of which the holders of the Reference Shares receive any equity security listed on a national securities exchange or traded on The Nasdaq National Market (a “marketable security”), other securities or other property, assets or cash (collectively “exchange property”), the closing price on any day for the Reference Shares will be determined by reference to the value of the exchange property following the effective date for such reorganization event (or, if applicable, in the case of spin-off stock, following the ex-dividend date for the distribution of such spin-off stock). The value of the exchange property on any day (the “determination date”) will be calculated as the sum of the values of the components of the exchange property as described below:

(a)	if the Reference Shares continue to be outstanding, the closing price of the Reference Shares (if applicable, as reclassified upon the issuance of any tracking stock) on the determination date;

(b)
for each marketable security received in such reorganization event (each a “new stock”), including the issuance of any tracking stock or spin-off stock or the receipt of any stock received in exchange for the Reference Shares, the closing price of such new stock on the determination date; and

(c)
for any cash and any other property or securities other than marketable securities received in such reorganization event (the “non-stock exchange property”), (i) if the combined value of the amount of non-stock exchange property received per Reference Share by holders of the Reference Shares, as determined by the calculation agent in its sole discretion on the effective date of such reorganization event (the “non-stock exchange property value”), is less than 25% of the closing price of the Reference Shares on the exchange business day immediately prior to the effective date of such reorganization event, the closing price on the determination date of a number of Reference Shares, if applicable, and of any new stock received in connection with such reorganization event, if applicable, in proportion to the relative number thereof received in such reorganization event, and with an aggregate value on the effective date of such reorganization event equal to the non-stock exchange property value, based on the closing prices thereof on the effective date of such reorganization event, in each case as determined by the calculation agent in its sole discretion, or (ii) if the non-stock exchange property value is equal to or exceeds 25% of the closing price of the Reference Shares on the exchange business day immediately prior to the effective date of such reorganization event or, if the Reference Shares are surrendered exclusively for non-stock exchange property (in each case, an “alternate stock event”), the closing price on the determination date of a number of shares of the alternate stock (as defined below) with a value on the effective date of such reorganization event equal to the non-stock exchange property value, based on the closing price thereof on the effective date of such reorganization event, as determined by the calculation agent in its sole discretion. The “alternate stock” will be the common stock of the company with a price volatility on the measurement date (each as defined below) that is nearest (whether higher or lower) to the price volatility of the Reference Shares, as selected by the calculation agent from a group of five stocks then included in the S&P 500 Index (or, if publication of such index is discontinued, any successor or substitute index selected by the calculation agent in its sole discretion). The stocks from which the alternate stock is selected will be the five stocks with the largest market capitalization among the stocks then included in the S&P 500 Index (or such successor index) with the same primary “Industry” Standard Industrial Classification Code (“SIC Code”) as the Reference Share Issuer; provided, that if there are fewer than five stocks with the same primary “Industry” SIC Code as the Reference Share Issuer, the calculation agent will identify additional stocks then included in the S&P 500 Index (or such successor index), from the following categories, selecting stocks, as required, in each succeeding category in descending order of market capitalization, beginning with the stock in each category with the largest capitalization: first, stocks with the same primary “Industry Group” classification as the Reference Share Issuer; second, stocks with the same primary “Major Group” classification as the Reference Share Issuer; and third, stocks with the same primary “Division” classification as the Reference Share Issuer; and provided further, that none of the five stocks from which the alternate stock will be selected will be a stock that is subject to a trading restriction under the trading restriction policies of Credit Suisse or any of its affiliates that would materially limit the ability of Credit Suisse or any of its affiliates to hedge the securities with respect to such stock (a “hedging restriction”). “Industry,” “Industry Group,” “Major Group” and “Division” have the meanings assigned by the Office of Management and Budget, or any successor federal agency responsible for assigning SIC codes. If the SIC Code system of classification is altered or abandoned, the calculation agent may select an alternate classification system and implement similar procedures. “Price volatility” means the average historical price volatility for the period of 100 exchange business days ending on the exchange business day immediately prior to the first public announcement of the relevant reorganization event (the “measurement date”) as such average historical price volatility for such stock is displayed on Bloomberg screen Equity HVG (using the settings N = 100 and Market: T) (or any successor thereto); provided, that if the price volatility of the Reference Shares or any stock identified in this sub-paragraph is not then displayed on Bloomberg, then the calculation agent, in its sole discretion, will determine the applicable price volatility.

In the event of any reorganization event in which an offeree may elect to receive cash or other property, exchange property will be deemed to include the kind and amount of cash and other property received by offerees who elect to receive the maximum amount of cash, as determined by the calculation agent in its sole discretion.  No interest will accrue on any exchange property.

In the event exchange property consists of securities, those securities will, in turn, be subject to the anti-dilution adjustments contained herein.

In the case of a tender or exchange offer or going-private transaction for all the outstanding shares of the Reference Share Issuer that is consummated and completed for all or substantially all of such shares and that involves exchange property of a particular type, exchange property will be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer or going-private transaction with respect to such exchange property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction).

In the event that a reorganization event occurs, the calculation agent will determine, in its sole discretion, whether the Redemption Amount at maturity will consist of (i) Reference Shares, (ii) any stock, other securities or other property or assets (excluding fractional shares, the value of which will be paid in cash) received in such reorganization event, (iii) any alternate property or assets, including shares of the alternate stock, in lieu of or in combination with, the Reference Shares, (iv) the cash value of any, or any portion of, the foregoing or (v) any combination of the foregoing.

Other Adjustments

In the event that we (with the prior written approval of the calculation agent) or the calculation agent determine that an adjustment should be made to the share adjustment factor as a result of one or more events or circumstances not otherwise described above (even if such event or circumstance is specifically excluded from the operation of the provisions described above), we will at our own expense and acting reasonably request the calculation agent to determine as soon as practicable what adjustment (if any) is fair and reasonable to take account thereof.

The calculation agent will be solely responsible for the determination and calculation of any anti-dilution adjustments and of any related determinations and calculations with respect to any event described above under the headings “Ordinary Dividend Adjustments,” “Dividends, extraordinary cash dividends and other distributions,” “Subdivisions and combinations of the Reference Shares,” and “Reorganization events,” and its determinations and calculations with respect thereto will be conclusive for all purposes and binding on us and the beneficial owners of the securities, absent manifest error.

Events of Default and Acceleration

In case an event of default (as defined in the accompanying prospectus) with respect to any securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the securities (in accordance with the acceleration provisions set forth in the accompanying prospectus) will be determined by the calculation agent and will equal, for each security, the arithmetic average, as determined by the calculation agent, of the fair market value of the securities as determined by at least three but not more than five broker-dealers (which may include CSSU or any of our other subsidiaries or affiliates) as will make such fair market value determinations available to the calculation agent.

Purchases

We may at any time purchase any securities, which may, in our sole discretion, be held, sold or cancelled.

Cancellation

Upon the purchase and surrender for cancellation of any securities by us or the redemption of any securities, such securities will be cancelled by the trustee.

Book-entry, Delivery and Form

We will issue the securities in the form of one or more fully registered global securities, or the global notes. We will deposit the securities with, or on behalf of, The Depository Trust Company, New York, New York, or DTC, as the depositary, and will register the securities in the name of Cede & Co., DTC’s nominee. Your beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

As long as the securities are represented by the global notes, we will pay the payment at maturity on the securities, if any, to or as directed by DTC as the registered holder of the global notes. Payments to DTC will be in immediately available funds by wire transfer. DTC will credit the relevant accounts of their participants on the applicable date.

For a further description of procedures regarding global securities representing book-entry securities, we refer you to “Description of Debt Securities—Book-Entry System” in the accompanying prospectus and “Description of Notes—Book-Entry, Delivery and Form” in the accompanying prospectus supplement.

Calculation Agent

The calculation agent is Credit Suisse International, an affiliate of ours. The calculations and determinations of the calculation agent will be final and binding upon all parties (except in the case of manifest error). The calculation agent will have no responsibility for good faith errors or omissions in its calculations and determinations, whether caused by negligence or otherwise. The calculation agent will not act as your agent. Because the calculation agent is an affiliate of ours, potential conflicts of interest may exist between you and the calculation agent. Please refer to “Risk Factors—There may be potential conflicts of interest.”

Further Issues

We may from time to time, without notice to or the consent of the registered holders of the securities, create and issue further securities ranking on an equal basis with the securities being offered hereby in all respects. Such further securities will be consolidated and form a single series with the securities being offered hereby and will have the same terms as to status, redemption or otherwise as the securities being offered hereby.

Notices

Notices to holders of the securities will be made by first class mail, postage prepaid, to the registered holders.

Certain United States Federal Income Tax Considerations

The following discussion summarizes certain U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities.  This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), and who purchase the securities at the “issue price” of the securities (as described below).  Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect.  Tax consequences under state, local and foreign laws are not addressed herein.  No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES.  A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

We will treat the securities as short-term debt obligations.  In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you, agree to treat your securities for all tax purposes in accordance with such characterization, and the balance of this discussion assumes that the securities will be so treated and does not address any possible differing treatments of the securities.  However, no rulings have been sought from the IRS or a court with respect to any of the tax consequences discussed below.  Accordingly, no assurance can be given that the IRS or a court will agree with the treatment described herein.  Any differing treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the securities.

You should consult your own tax advisor concerning the tax treatment of holding the securities.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes.  If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership.  If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership’s purchase, ownership and disposition of the securities.

As noted above, we will treat the securities as short-term debt obligations.  Under Treasury regulations, a short-term debt obligation is treated as issued at a discount equal to the excess of the stated redemption price at maturity of the obligation over the obligation’s issue price.  It is unclear how the rules governing short-term debt obligations apply to short-term debt obligations that have contingent payments, such as the securities.

A cash method U.S. Holder (other than an Electing Cash-method U.S. Holder, as defined below) should include any discount on the security as ordinary income upon receipt.  Upon a sale or exchange of a security, a cash method U.S. Holder (other than an Electing Cash-method U.S. Holder) should recognize gain or loss with respect to the security in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the security.  Such gain or loss will be short-term capital gain or loss, except to the extent of the discount that has accrued on a straight-line basis through the date of the sale or exchange, which should be treated as ordinary income.  In addition, a cash method U.S. Holder (other than an Electing Cash-method U.S. Holder) will be required to defer deductions for any interest paid on indebtedness incurred to purchase or carry the security until it is included in income.

An accrual method, cash method U.S. Holder that elects to accrue the discount currently (an “Electing Cash-method U.S. Holder”), or certain specified taxpayers (e.g., regulated investment companies) should include any discount on the security as ordinary income as it accrues on a straight-line basis, unless it elects to accrue the discount on a constant yield method based on daily compounding.  Upon a sale or exchange of a security, such a U.S. Holder should recognize gain or loss with respect to the security in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the security.  Such gain or loss will be short-term capital gain or loss, except to the extent of any discount that has accrued on a straight-line basis (or, if elected, according to a constant-yield method based on daily compounding) through the date of the sale or exchange and has not previously been included in income, which should be treated as ordinary income.

Where the security provides for the payment of a coupon or coupons prior to maturity, it is uncertain whether such coupon should be treated as interest income includible in a U.S. Holder’s income in accordance with such U.S. Holder’s method of accounting (e.g., upon receipt, in the case of a cash method U.S. Holder), or treated as part of the redemption payment at maturity. In view of this uncertainty, we intend to treat all coupons on the security as ordinary income when paid by us.

You should consult your own tax advisor regarding the alternative ways in which the coupons and the purchase price could be accounted for U.S. federal income tax purposes.

Non-U.S. Holders Generally

In the case of a holder of the securities that is not a U.S. Holder and has no connection with the United States other than holding its securities (a “Non-U.S. Holder”), payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements.  Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder will generally not be subject to U.S. federal income tax unless (i) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (ii) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Possible Legislation Affecting Securities Held Through Foreign Accounts

On December 7, 2009, the Tax Extenders Act of 2009 (the “Act”) was introduced in the U.S. House of Representatives and passed on December 9, 2009.  The Act, if enacted, would impose a 30% withholding tax on “withholdable payments” made to foreign financial institutions (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account.  “Withholdable payments” include payments of interest (including original issue discount), dividends, and other items of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, as well as gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States.  The Act also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or to certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%.

Withholding under the Act would apply to all withholdable payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law.  Unless a foreign financial institution is the beneficial owner of a payment, it would be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity.  Generally, the Act’s withholding and reporting regime is proposed to apply to payments made after December 31, 2012.  Thus, if you hold your securities through a foreign financial institution or foreign corporation or trust, a portion of any of your payments may be subject to 30% withholding if the Act is enacted and payment is made after December 31, 2012.

Possible Legislation Affecting Dividend Equivalent Payments

The Act also treats a “dividend equivalent” payment as a dividend from sources within the United States.  Under the Act, unless reduced by an applicable tax treaty with the United States, such payments generally would be subject to U.S. withholding tax.  A “dividend equivalent” payment is (i) a substitute dividend payment, (ii) a payment made pursuant to a notional principal contract that is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii).  These changes would apply to payments made on or after the date that is 90 days after the date on which the Act is enacted.  Where the securities reference an interest in securities or an index that may provide for the payment of dividends from sources within the United States, absent guidance from the IRS, it is uncertain whether the IRS would determine that payments under the securities are substantially similar to a dividend.  If the IRS determines that a payment is substantially similar to a dividend, it may be subject to U.S. withholding tax, unless reduced by an applicable tax treaty, if the Act is enacted.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death.  The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to information reporting requirements and to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.

Benefit Plan Investor Considerations

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Internal Revenue Code of 1986, (the “Code”), impose certain requirements on (a) employee benefit plans subject to Title I of ERISA, (b) individual retirement accounts, Keogh plans or other arrangements subject to Section 4975 of the Code, (c) entities whose underlying assets include “plan assets” by reason of any such plan’s or arrangement’s investment therein (we refer to the foregoing collectively as “Plans”) and (d) persons who are fiduciaries with respect to Plans. In addition, certain governmental, church and non-U.S. plans (“Non-ERISA Arrangements”) are not subject to Section 406 of ERISA or Section 4975 of the Code, but may be subject to other laws that are substantially similar to those provisions (each, a “Similar Law”).

In addition to ERISA’s general fiduciary standards, Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of a Plan and persons who have specified relationships to the Plan, i.e., “parties in interest” as defined in ERISA or “disqualified persons” as defined in Section 4975 of the Code (we refer to the foregoing collectively as “parties in interest”) unless exemptive relief is available under an exemption issued by the U.S. Department of Labor. Parties in interest that engage in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and Section 4975 of the Code. We, and our current and future affiliates, including CSSU and the calculation agent, may be parties in interest with respect to many Plans. Thus, a Plan fiduciary considering an investment in securities should also consider whether such an investment might constitute or give rise to a prohibited transaction under ERISA or Section 4975 of the Code. For example, the securities may be deemed to represent a direct or indirect sale of property, extension of credit or furnishing of services between us and an investing Plan which would be prohibited if we are a party in interest with respect to the Plan unless exemptive relief were available under an applicable exemption.

In this regard, each prospective purchaser that is, or is acting on behalf of, a Plan, and proposes to purchase securities, should consider the exemptive relief available under the following prohibited transaction class exemptions, or PTCEs: (A) the in-house asset manager exemption (PTCE 96-23), (B) the insurance company general account exemption (PTCE 95-60), (C) the bank collective investment fund exemption (PTCE 91-38), (D) the insurance company pooled separate account exemption (PTCE 90-1) and (E) the qualified professional asset manager exemption (PTCE 84-14). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide a limited exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and provided further that the Plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider exemption”). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the securities.

Each purchaser or holder of a security, and each fiduciary who causes any entity to purchase or hold a security, shall be deemed to have represented and warranted, on each day such purchaser or holder holds such securities, that either (i) it is neither a Plan nor a Non-ERISA Arrangement and it is not purchasing or holding securities on behalf of or with the assets of any Plan or Non-ERISA arrangement; or (ii) its purchase, holding and subsequent disposition of such securities shall not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any provision of Similar Law.

Fiduciaries of any Plans and Non-ERISA Arrangements should consult their own legal counsel before purchasing the securities. We also refer you to the portions of the prospectus addressing restrictions applicable under ERISA, the Code and Similar Law.

Each purchaser of a security will have exclusive responsibility for ensuring that its purchase, holding and subsequent deposition of the security does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Law. Nothing herein shall be construed as a representation that an investment in the securities would meet any or all of the relevant legal requirements with respect to investments by, or is appropriate for, Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

Underwriting

We will sell the securities to CSSU, acting as principal, at the discounts or concessions set forth on the cover page of this pricing supplement, for resale to one or more investors or other purchasers at the offering prices specified on the cover page of this pricing supplement. CSSU may offer the securities it has purchased as principal to other dealers. CSSU may sell securities to any dealer at a discount and the discount allowed to any dealer will not be in excess of the discount to be received by CSSU from us. After the initial public offering of any securities, the public offering price, concession and discount of such securities may be changed.

Each issue of securities will be a new issue of securities with no established trading market. CSSU intends to make a secondary market in the securities. Any of our broker-dealer subsidiaries or affiliates, including CSSU, may use this pricing supplement, together with the accompanying prospectus supplement and prospectus, in connection with the offers and sales of securities related to market-making transactions by and through our broker-dealer subsidiaries or affiliates, including CSSU, at negotiated prices related to prevailing market prices at the time of sale or otherwise. Any of our broker- dealer subsidiaries or affiliates, including CSSU, may act as principal or agent in such transactions. None of our broker-dealer subsidiaries or affiliates, including CSSU, has any obligation to make a market in the securities and any broker-dealer subsidiary or affiliate that does make a market in the securities may discontinue any market-making activities at any time without notice, at its sole discretion. No assurance can be given as to the liquidity of the trading market for the securities. The securities will not be listed on a national securities exchange in the United States.

We reserve the right to withdraw, cancel or modify the offer made hereby without notice.

The agent for this offering, CSSU, is our affiliate. In accordance with NASD Rule 2720, CSSU may not make sales in this offering to any discretionary account without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

We have agreed to indemnify CSSU against liabilities under the U.S. Securities Act of 1933, as amended, or contribute to payments that CSSU may be required to make in that respect. We have also agreed to reimburse CSSU for expenses.

In connection with this offering, CSSU may engage in stabilizing transactions and over-allotment transactions in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•
Over-allotment involves sales by CSSU in excess of the principal amount of securities CSSU is obligated to purchase, which creates a short position. CSSU will close out any short position by purchasing securities in the open market.

These stabilizing transactions may have the effect of raising or maintaining the market prices of the securities or preventing or retarding a decline in the market prices of the securities. As a result, the prices of the securities may be higher than the prices that might otherwise exist in the open market.

CSSU and its affiliates have engaged and may in the future engage in commercial banking and investment banking and other transactions with us and our affiliates in the ordinary course of business.

In the United States, the securities may be offered for sale in those jurisdictions where it is lawful to make such offers.

CSSU has represented and agreed that it has not offered, sold or delivered and will not offer, sell or deliver any of the securities directly or indirectly, or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the securities, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that it will not impose any obligations on us.

No action has been or will be taken by us or CSSU that would permit a public offering of the securities or possession or distribution of this pricing supplement and the accompanying prospectus supplement and prospectus in any jurisdiction other than the United States.

Concurrently with the offering of the securities as described in this pricing supplement, we may issue other securities from time to time as described in the accompanying prospectus supplement and prospectus.

We expect that delivery of the securities will be made against payment for the securities on or about January 22, 2010, which will be the fifth business day following the Trade Date for the securities (this settlement cycle being referred to as T+5). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on the Trade Date or the following business day will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Credit Suisse